UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 8, 2013

The WhiteWave Foods Company
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-35708	46-0631061
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1225 Seventeenth Street, Suite 1000, Denver, Colorado		80202
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(303) 635-4500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2013, The WhiteWave Foods Company, a Delaware corporation ("WhiteWave"), announced that it has agreed to acquire the business of Earthbound Farm, one of the largest organic produce brands in North America and a leader in the value-added organic packaged salad category, from the existing shareholders of Earthbound Farm. WhiteWave will acquire Earthbound Farm for a purchase price of approximately $600 million, subject to possible post-closing working capital adjustments and indemnification claims, pursuant to an Agreement and Plan of Merger dated December 8, 2013 with Earthbound Holdings I, LLC, a Delaware limited liability company, EB SAV Inc., a Delaware corporation and direct and indirect equity holder of Earthbound Holdings I, and HM Earthbound LLC, a Delaware limited liability company, in its capacity as the representative of the existing Earthbound Farm shareholders.

The transaction is expected to be completed during the first quarter of 2014, subject to customary closing conditions, including the expiration or termination of any required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the absence of certain legal impediments to the transaction. Each of the parties has agreed to use its respective reasonable best efforts to take all actions, and obtain all consents and approvals, necessary for the consummation of the transaction.

A copy of the press release dated December 9, 2013 announcing WhiteWave's agreement to acquire Earthbound Farm is attached as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by reference. The press release also contains details regarding WhiteWave's webcast and conference call to discuss the acquisition, which is scheduled for 8:30 a.m. Eastern Standard Time on December 9, 2013.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99 - Press release issued December 9, 2013

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The WhiteWave Foods Company

December 9, 2013	By:	Roger E. Theodoredis

Name: Roger E. Theodoredis
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

99	Press release issued December 9, 2013